                                                                    EXHIBIT 21.1

PAGEMART WIRELESS, INC.

Subsidiaries:                                Jurisdiction of Incorporation:
PageMart PCS, Inc.
PageMart II, Inc.                                      Delaware
PageMart Operations, Inc.                              Delaware
PageMart International, Inc.                           Delaware